Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our reports dated May 29, 2015, relating to the financial statements and financial highlights which appear in the March 31, 2015 Annual Reports to Shareholders of AMG Pantheon Fund, LLC (formerly, AMG Pantheon Private Equity Fund, LLC) and AMG Pantheon Master Fund, LLC (formerly, AMG Pantheon Private Equity Master Fund, LLC), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm,” “Financial Statements,” “Financial Statements and Exhibits” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 26, 2015